Exhibit 1.01 – Conflict Minerals Report
When used in this report, the terms "Avon," the "Company," "we," "our" or "us" mean, unless the context otherwise indicates, Avon Products, Inc. and its consolidated subsidiaries.

This Conflict Minerals Report is an exhibit to Avon’s Form SD filed with the Securities and Exchange Commission on May 26, 2016 and should be read in conjunction with our Form SD. Capitalized terms used herein and not defined have the meaning set forth in our Form SD.

Summary

To the best of our knowledge, Avon did not source any minerals, including conflict minerals, directly from mines, smelters or refiners. Avon conducted supply chain diligence for the 2015 compliance period.

After exercising due diligence as described below, we are currently unable to determine specifics on the mine location and country of origin for the conflict minerals used in our products. As a result, we are unable to conclude with certainty that none of the conflict minerals in our products originated in a covered country.
Our product categories are Beauty and Fashion & Home. Beauty consists of skincare (which includes personal care), fragrance and color (cosmetics). Fashion & Home consists of fashion jewelry, watches, apparel, footwear, accessories, gift and decorative products, housewares, entertainment and leisure products, children’s products and nutritional products. Both product categories consist of products that include conflict minerals in their creation. For example, some of our raw ingredients used in the manufacture of certain color and skincare products in our Beauty category contained tin or gold. Other minerals may be used indirectly as a catalyst in the production of Beauty products. In addition, certain jewelry, electronic and other products within the Fashion & Home category also contain these minerals.

In light of our conclusion and in line with the Rule, an independent private sector audit of this Conflict Mineral Report is not required.

Due Diligence Framework & Design
Avon designed its due diligence process based upon the internationally recognized due diligence framework set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”)(OECD 2013) .
Due Diligence Steps Taken

In accordance with the OECD framework, Avon’s due diligence measures included the following steps:

1) Establish strong company management systems
•Maintained a cross-functional team comprised of employees in key business functions (Sourcing, Research & Development, Finance and Legal) to design and implement our conflict minerals compliance efforts with executive-level support and oversight from both the Vice President, Associate General Counsel and Corporate Secretary and the Chief Procurement Officer.

•Continued providing background information and training on the Rule to employees involved in our conflict minerals compliance efforts
•Provided online training and support to suppliers involved in our conflict minerals compliance efforts
•Maintained the posted conflict minerals position statement, which includes information on how to contact Avon for further information and/or report concerns. The Avon Conflict Minerals Position Statement is available on our website at http://www.avoncompany.com/corporate-responsibility/about-cr/positions-policies/conflict-minerals/
•Avon’s Integrity Helpline (integrityhelpline.avon.com) is available 24 hours a day, seven days a week and also provides a confidential means to ask a question or report any issues
•Enhanced supply chain transparency and strengthened engagement with suppliers by asking targeted suppliers to complete the Conflict Mineral Reporting Template developed by the Conflict Free Sourcing Initiative and providing suppliers with background information on the Rule
•Improved our supplier and products records to better assess the potential use of conflict minerals by the Company, including implementing a manual pre-screening program for new supplier relationships
•Required that relevant conflict minerals documentation is retained for at least 5 years pursuant to Avon’s document retention policy

2) Identify and assess risks in the supply chain
Our supplier Surveys provided an opportunity for us to engage with targeted suppliers and acquire information regarding the potential use and source of conflict minerals in products that they provide to Avon. It also helped us to assess relevant supply chain information in our information systems. In particular, we:
•    Developed a better understanding of our suppliers’ processes and where there were potential gaps in information or understanding
•    Reviewed Survey responses for “red flags,” i.e., inconsistent and/or incomplete responses that indicated a potential risk
•    Compared smelters and refiners identified by participating suppliers to the list of smelters that have been validated as meeting the conflict free requirements of the Conflict Free Smelter Program of the Conflict Free Sourcing Initiative. Smelters that were not present on the Conflict Free Smelter Program list were compared with smelters on the U.S. Department of Commerce list.
•    Implemented areas of improvement of our information technology that enhance, on an ongoing basis, the quality of direct supplier information to better assess the potential use of conflict minerals

3) Design and implement a strategy to respond to identified risks
Avon implemented a risk management plan designed to identify, monitor and mitigate identified risks. Key elements of the plan included:
•    Provided regular updates to senior management in the Sourcing, Research & Development, Finance and Legal, through Steering Committee meetings, as deemed necessary by the working group during the due diligence period
•    Sent corrective action follow-up notices to suppliers who provided incomplete and/or inconsistent Survey responses. The corrective action notices requested follow-up information from suppliers, as needed, and directed suppliers to Avon’s training materials regarding key regulatory requirements and to industry resources that may be useful to the suppliers
•    Sent a corrective action notice to suppliers who did not complete a Survey in a timely manner, requesting that they begin gathering information regarding the potential use of conflict minerals in materials supplied to Avon during 2015 and also informing them that Avon will provide additional training for the 2015 compliance period. Avon informed these suppliers that if they did not complete the survey and comply with our 2015 compliance efforts, Avon would evaluate its options, including but not limited to reassessment of the relationship between the supplier and Avon

4) Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain
To the best of our knowledge, Avon does not source any minerals, including conflict minerals, directly from mines, smelters or refiners and is several layers removed from these market activities. As a result, Avon does not conduct audits of smelters and refiners. As part of our due diligence process, we rely on cross-industry initiatives such as those led by the EICC, GeSI and the Conflict Free Sourcing Initiative.

5) Report on supply chain due diligence
This Report and Avon’s Form SD are available at www.avoninvestor.com and http://www.avoncompany.com/corporate-responsibility/about-cr/positions-policies/conflict-minerals/

Outcomes of RCOI/Due Diligence
We have not been able to determine whether any of the products manufactured, or contracted to manufacture, for Avon by our suppliers contain conflict minerals originating from one of the covered countries.

We received responses from 296 (72%) of the 413 suppliers initially identified. 271 (92%) of the suppliers who did complete the survey responded that their products do not contain any conflict minerals. Based on survey responses, we identified 25 (8%) suppliers who manufactured, or contracted to manufacture, products that contained conflict minerals.

Of these 25 suppliers, 22 either (i) responded to our survey that they could not determine the country of origin of the conflict minerals or (ii) responded that the conflict minerals did not originate in a covered country. The remaining 3 suppliers indicated that their products contain conflict minerals that originated from one of the covered countries and specified smelters that were noted to be validated as meeting the conflict free requirements of the Conflict Free Smelter Program of the Conflict Free Sourcing Initiative. As part of our ongoing due diligence, we are continuing to collect information from these suppliers

Some of the 25 suppliers identified 30 smelters and/or refiners that may have been used to supply the conflict minerals used in their products. 22 smelters and/or refiners were validated by the CFSI as meeting the conflict free requirements of the Conflict Free Smelters Program. The suppliers reported the smelter and refinery information predominantly at a company level and not at a product level.

After exercising due diligence as described in this report, we are unable to conclude with certainty that none of the conflict minerals in our products originated in a covered country.

Independent Audit

Pursuant to Rule 13p-1, Avon has determined that for 2015 an independent private sector audit is not required.

Ongoing Risk Mitigation Efforts

In line with our Conflict Minerals Position Statement, we are implementing an ongoing risk mitigation plan that is intended to strengthen our supply chain due diligence capability and traceability with respect to conflict minerals and reduce the risk that the sourcing of any conflict minerals benefits armed groups in the covered countries.

Avon has implemented the following for the 2015 compliance period:
•Refined applicability assessment approach to better align with the company’s sourcing and procurement model
•Avon informed non-responsive suppliers that failure to support 2016 compliance effort, may cause Avon to evaluate its options including, but not limited to, reassessment of the relationship between the supplier and Avon
•Enhanced our information technology capabilities to improve our supplier and products records to better assess the potential use of conflict minerals by the Company, including identifying and implementing process improvements through automation of our pre-screening program for new supplier relationships and maintenance of information for existing in-scope suppliers.
•Finalized and incorporated language in the Avon Supplier Global Code of Conduct (“Code”) that requires suppliers to comply with or exceed Avon’s conflict minerals compliance efforts to eradicate the use of conflict minerals which directly or indirectly finance or benefit armed groups in the Democratic Republic of Congo or adjoining countries. This Code is available on our website at www.avoncompany.com/corporate-responsibility/production-supply-chain/supply-chain
Key steps for 2016 will include:
•Continuing engagement with targeted suppliers in 2016, including current suppliers who were non-responsive to our 2015 RCOI or who were responsive, but did not provide sufficient information
•     Continuing to identify and drive improvements to our information technology systems that could enhance, on an ongoing basis, the quality of direct supplier information to better assess the potential use of conflict minerals and allow us to more efficiently perform applicability assessments for existing targeted suppliers in future years
•
    Launching the 2016 RCOI in the fourth quarter of 2016 and providing advance notice to suppliers
•    Finalizing and incorporating terms and conditions that will require suppliers to cooperate with Avon’s conflict minerals compliance efforts

Forward-Looking Statements

Certain statements herein, including our ongoing risk mitigation efforts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source conflict minerals and (3) political and regulatory developments, whether in the Democratic Republic of the Congo region, the United States or elsewhere. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.